GMO Trust
FYE 2/28/07
Annual Expense Ratios

Fund Name	Class 3	Class 4	Class 5	Class 6

Alpha Only	0.58%	0.54%
Alternative Asset Opportunity Fund	0.60%
Core Plus Bond Fund		0.36%
Currency Hedged International Bond Fund	0.41%
Currency Hedged International Equity Fund	0.67%
Domestic Bond Fund				0.16%
Emerging Countries Fund	1.06%
Emerging Country Debt Fund		1.00%
Emerging Markets Fund				0.98%
Emerging Markets Quality Fund				0.61%
Inflation Indexed Bond Fund	0.25%
Inflation Indexed Plus Bond Fund				0.31%
International Bond Fund	0.41%
International Growth Equity Fund	0.67%	0.61%
International Intrinsic Value Fund		0.63%
International Small Companies Fund	0.75%
Short-Duration Investment	0.20%
Strategic Fixed Income Fund				0.29%
U.S. Core Equity Fund	0.46%			0.37%
U.S. Growth Fund	0.46%
U.S. Quality Equity Fund	0.48%	0.44%		0.39%
U.S. Small Cap Growth Fund	0.46%
U.S. Small Cap Value Fund	0.46%
U.S. Value Fund	0.59%